Exhibit 99.1

MEDIA CONTACT:

Ken Engberg

Dealertrack Technologies, Inc.

kenneth.engberg@dealertrack.com

(516) 734-3692

INVESTOR CONTACT:

Garo Toomajanian

investorrelations@dealertrack.com

(888) 450-0478

Dealertrack Technologies Elects Joe Payne to Board of Directors

Lake Success, N.Y., April 29, 2013 – Dealertrack Technologies, Inc. (NASDAQ: TRAK), today announced the election of Joe Payne to its Board of Directors. With his addition, the size of the Company’s Board of Directors increases to nine members.

“Joe Payne brings a wealth of experience to our Board, and we expect him to be a valuable asset to our team as we deliver the marketing leading suite of integrated technologies capable of transforming automotive retailing,” said Mark O’Neil, chairman, president and chief executive officer of Dealertrack Technologies. “We look forward to leveraging Joe’s expertise in running, managing and leading several successful software companies over the years.”

Mr. Payne formerly served as Chairman and CEO of Eloqua. Mr. Payne led Eloqua through a successful IPO on the NASDAQ (ELOQ) and eventually sold Eloqua to Oracle. Eloqua is now a wholly-owned subsidiary of Oracle and the leading provider of cloud-based marketing applications. He also previously served as President and COO of iDefense, a VeriSign company providing cyber intelligence, from 2005 to 2006. From 2002 to 2004, Mr. Payne was President and CEO of e-Security, Inc., a provider of security software. He has also served in senior executive roles at eGrail, Inc., MicroStrategy, Inc., InteliData Technologies, and Royal Crown Company, Inc. Mr. Payne previously served on the boards of directors of Eloqua, Inc., e-Security, Inc., eGrail, Inc., and Ecutel, Inc. Mr. Payne holds a B.A. and M.B.A. from Duke University.

For a complete list of Dealertrack’s Board of Directors, click here.

About Dealertrack Technologies (www.dealertrack.com)

Dealertrack Technologies’ intuitive and high-value web-based software solutions and services enhance efficiency and profitability for all major segments of the automotive retail industry, including dealers, lenders, OEMs, third-party retailers, agents, and aftermarket providers. In addition to the industry’s largest online credit application network, connecting more than 19,000 dealers with more than 1,200 lenders, Dealertrack Technologies delivers the industry’s most comprehensive solution set for automotive retailers, including Dealer Management System (DMS), Inventory, Sales and F&I, Interactive, and Registration and Titling  solutions. For more information visit  www.dealertrack.com.

Safe Harbor for Forward-Looking and Cautionary Statements

Statements in this press release regarding the benefits of Dealertrack , the election of Joe Payne to the Dealertrack Board of Directors, and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Dealertrack Technologies to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Factors that might cause such a difference include the performance of Dealertrack and Mr. Payne, and other risks listed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ending December 31, 2012. These filings can be found on Dealertrack Technologies’ website at www.dealertrack.com and the SEC's website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Dealertrack Technologies disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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